                                                                     EXHIBIT 2.2

                       ACQUISITION AND MERGER AGREEMENT


                                 BY AND AMONG


                          THE INTERCEPT GROUP, INC.,
                            a Georgia corporation,

                            DAI ACQUISITION CORP.,
                            a Georgia corporation,

                                      AND

                       DIRECT ACCESS INTERACTIVE, INC.,
                           a Tennessee corporation,

                                      AND

               JACK CALDWELL, KEVIN JONES, JANET HOLLINGSWORTH,
                         STEVE WHITE AND JANICE BROWN,
                shareholders of Direct Access Interactive, Inc.

                              DATED MARCH 9, 1999

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE 1 THE MERGER..........................................................................   1

     Section 1.1.      Merger Transaction.....................................................   1
     Section 1.2.      Effective Time of the Merger...........................................   2
     Section 1.3.      Terms and Conditions; Conversion of Shares.............................   2

ARTICLE 2 PURCHASE PRICE; EXCHANGE OF SHARES..................................................   2

     Section 2.1.      Purchase Price; Payment for Shares.....................................   2
     Section 2.2       Rights of Former Company Shareholders..................................   3
     Section 2.3.      Establishment of Escrow................................................   3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS..................   4

     Section 3.1.      Authorization; Organization............................................   4
     Section 3.2.      Capitalization; Structure..............................................   5
     Section 3.3.      Financial Statements...................................................   5
     Section 3.4.      Undisclosed Liabilities................................................   6
     Section 3.5.      Properties.............................................................   7
     Section 3.6.      Litigation                                                                7
     Section 3.7.      Intellectual Property..................................................   8
     Section 3.8.      Adequacy of Technical Documentation....................................   9
     Section 3.9.      Third-Party Components in Software.....................................   9
     Section 3.10.     Third-Party Interests or Marketing Rights in Software..................   9
     Section 3.11.     Licenses...............................................................   9
     Section 3.12.     Compliance with Laws...................................................   9
     Section 3.13.     Insurance..............................................................  10
     Section 3.14.     Material Contracts.....................................................  10
     Section 3.15.     Brokers, Finders, etc..................................................  11
     Section 3.16.     Taxes                                                                    11
     Section 3.17.     Pension and Employee Benefit Plans.....................................  12
     Section 3.18.     Labor and Employment Matters...........................................  14
     Section 3.19.     Environmental Matters..................................................  15
     Section 3.20.     Agreements Affecting Competition.......................................  15
     Section 3.21.     Transactions with Related Parties......................................  16
     Section 3.22.     Major Vendors and Customers............................................  16
     Section 3.23.     Absence of Certain Commercial Practices................................  16
     Section 3.24.     Accounts Receivable....................................................  16
     Section 3.25.     Disclosure.............................................................  17
     Section 3.26.     Year 2000..............................................................  17
     Section 3.27.     Shareholders' Additional Representations...............................  17

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND INTERCEPT...............................  18

ARTICLE 5 INTENTIONALLY OMITTED...............................................................  19

ARTICLE 6 COVENANTS AND AGREEMENTS OF THE PARTIES.............................................  19

     Section 6.1.      Shareholder Approved by Unanimous Consent..............................  19
     Section 6.2.      Affiliates                                                               19
     Section 6.3.      Pooling of Interests...................................................  20
     Section 6.4.      Employee Benefit Plans.................................................  20
     Section 6.5.      Agreements regarding Employee Benefits.................................  20

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER'S AND INTERCEPT'S OBLIGATIONS.........................  21

     Section 7.1.      Accuracy of Representations............................................  21
     Section 7.2.      Performance of Company and Shareholders................................  21
     Section 7.3.      Material Changes.......................................................  21
     Section 7.4.      Absence of Litigation..................................................  21
     Section 7.5.      Certificates of the Company and Shareholders...........................  22
     Section 7.6.      Corporate Approval.....................................................  22
     Section 7.7.      Approvals..............................................................  22
     Section 7.8.      Employment Agreements..................................................  22
     Section 7.9.      Opinion of Counsel.....................................................  22
     Section 7.10.     Pooling................................................................  22
     Section 7.11.     Escrow Agreement.......................................................  22
     Section 7.12.     Cancellation Agreements................................................  22
     Section 7.13.     Registration Rights Agreement..........................................  22
     Section 7.14.     Nonsolicitation and Confidentiality Agreement..........................  23

ARTICLE 8 CONDITIONS PRECEDENT TO THE COMPANY'S AND THE SHAREHOLDER'S OBLIGATIONS.............  23

     Section 8.1.      Accuracy of Representations............................................  23
     Section 8.2.      Performance of Buyer...................................................  23
     Section 8.3.      Absence of Litigation..................................................  23
     Section 8.4.      Certificates of the Buyer..............................................  23
     Section 8.5.      Corporate Approval.....................................................  23
     Section 8.6.      Third Party Approvals..................................................  23
     Section 8.7.      Employment Agreements..................................................  24

ARTICLE 9 CLOSING.............................................................................  24

     Section 9.1.      Time and Place of Closing..............................................  24
     Section 9.2.      Deliveries by the Company..............................................  24
     Section 9.3.      Deliveries by Buyer....................................................  25
     Section 9.4.      Post Closing Deliveries and Power of Attorney..........................  25

ARTICLE 10 SURVIVAL; INDEMNIFICATION..........................................................  25

     Section 10.1.     Survival...............................................................  25
     Section 10.2.     Indemnification........................................................  25
     Section 10.3.     Procedure for Third-Party Claims.......................................  27

ARTICLE 11             OTHER AGREEMENTS.......................................................  28

     Section 11.1.     Effective Date.........................................................  28
     Section 11.2.     Arbitration............................................................  28

ARTICLE 12             MISCELLANEOUS..........................................................  28

     Section 12.1.     Integration; Severability..............................................  28
     Section 12.2.     Intentionally Omitted..................................................  28
     Section 12.3.     Expenses...............................................................  28
     Section 12.4.     Notices                                                                  29
     Section 12.5.     Public Announcements...................................................  30
     Section 12.6.     Invalidity of any Part.................................................  30
     Section 12.7.     Remedies...............................................................  30
     Section 12.8.     Assistance of Counsel..................................................  31
     Section 12.9.     Governing Law and Jurisdiction.........................................  31
     Section 12.10.    Assignment; Amendments; Binding Agreement..............................  31
     Section 12.11.    Counterparts; Facsimiles...............................................  31

                        ACQUISITION AND MERGER AGREEMENT
                        --------------------------------

     THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is dated as of March 9, 1999, by and among The InterCept Group, Inc., a Georgia corporation ("InterCept"), DAI Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of InterCept ("Buyer"), Direct Access Interactive, Inc., a Tennessee corporation (the "Company"), and Jack Caldwell ("Caldwell"), Kevin Jones ("Jones"), Janet Hollingsworth ("Hollingsworth"), Steve White ("White") and Janice Brown ("Brown"), each of whom is a resident of the State of Tennessee (Caldwell, Jones, Hollingsworth, White and Brown, each a "Shareholder" and, collectively, the "Shareholders").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Shareholders own 100% of the outstanding capital stock of the Company; and

     WHEREAS, subject to the terms and conditions of this Agreement, the Shareholders, the Company, InterCept and Buyer desire and deem it in their respective best interests that the Company be merged with and into Buyer (the "Merger"); and

     WHEREAS, the Company's issued and outstanding capital stock currently consists of 2,000,000 shares of Common Stock, no par value (the "Company Common Stock"); and

     WHEREAS, the Shareholders own all of the outstanding shares of Company Common Stock which constitutes all of the outstanding shares of the Company's capital stock; and

     WHEREAS, the Company's Board of Directors has recommended approval of the Merger by the Company's shareholders and such shareholders have adopted as of the date hereof the Merger and other transactions contemplated hereby by unanimous written consent.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

     Section 1.1.  Merger Transaction.  Subject to the terms and conditions
                   ------------------
hereof, the parties hereto agree that the Company shall be merged with and into Buyer in accordance with the applicable provisions of the Georgia Business Corporation Act (the "GBCA") and the Tennessee Business Corporation Act (the "TBCA"), and the separate existence of the Company shall thereupon cease. Buyer shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be a wholly-owned subsidiary of InterCept. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation and Bylaws to cause the Merger to be consummated.

     Section 1.2.  Effective Time of the Merger.  The Merger shall become
                   ----------------------------
effective on the date and time (the "Effective Time") that the Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit 1.2
                                                                 -----------
become effective with the Secretary of State of Georgia in accordance with the applicable provisions of the GBCA and the Secretary of State of Tennessee in accordance with applicable provisions of the TBCA.

     Section 1.3.  Terms and Conditions; Conversion of Shares. The effect of the
                   ------------------------------------------
Merger on the Articles of Incorporation, Bylaws, directors and officers of the Surviving Corporation, and the manner and basis of converting the shares of capital stock of Buyer and the Company into stock, shall be as set forth in the Plan of Merger executed by the Buyer and the Company and attached hereto as
Exhibit 1.3.
-----------

                                   ARTICLE 2
                      PURCHASE PRICE; EXCHANGE OF SHARES
                      ----------------------------------

     Section 2.1   Purchase Price; Payment for Shares.  Subject to the
                   ----------------------------------
provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of common stock, no par value, of InterCept ("InterCept Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of common stock, no par value, of Buyer ("Buyer Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into only the right to receive .06849 validly issued, fully paid, non-assessable shares of InterCept Common Stock (the "Exchange Ratio"). No fractional shares of InterCept Common Stock will be issued, and fractional shares to which each Shareholder would otherwise be entitled will be disregarded. The Shareholders acknowledge and agree that the allocation of InterCept Common Stock issued pursuant to the effectiveness of the Merger shall be set forth on Schedule 2.1(c), subject to the provisions of the
                             ---------------
Section 2.3 hereof and the Escrow Agreement.

          (d) (i) The principal amount of $100,000 of the promissory note held by Jack Caldwell dated June 6, 1998 (the Caldwell Note), related to the transfer of that certain debt assumed by the Company on November 1, 1996, shall be converted pursuant to the Exchange Ratio into only the right to receive 10,958 validly issued, fully paid, non-assessable shares of InterCept Common Stock; and
(ii) the principal amount of $30,000 payable to Caldwell from the inception of the Company shall be converted pursuant to the Exchange Ratio into only the right to receive 3,287 validly issued, fully paid, non-assessable shares of InterCept Common Stock.

          (e) The Company has no shares held in treasury. All shares of Company Common Stock held in the treasury of the Company, if any, immediately prior to the Effective time shall be canceled and extinguished without any conversion thereof and no stock or cash shall be delivered or deliverable in exchange therefor.

     Section 2.2   Rights of Former Company Shareholders. (a) At the Effective
                   -------------------------------------
Time, the stock transfer books of the Company shall be closed as to holders of the Company Common Stock immediately prior to the Effective Time, and no transfer of the Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2(b) of this Agreement, each certificate theretofore representing shares of the Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 and 2.3 of this Agreement in exchange therefor.

          (b) At the Closing or immediately after the Effective Time, each holder of shares of Company Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to InterCept or Buyer and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1 of this Agreement (less the Escrow Shares delivered to the Escrow Agent pursuant to Section 2.3 hereof). InterCept and Buyer shall not be obligated to deliver the consideration to which any former holder of the Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Company Common Stock for exchange as provided in this
Section 2.2(b). The certificate or certificates of the Company Common Stock so surrendered shall be duly endorsed as the Buyer or InterCept may require.

          (c) At the Closing or immediately after the Effective Time Jack Caldwell, upon his cancellation and delivery of the Caldwell Note to InterCept or Buyer, shall promptly receive in exchange therefor the consideration provided in Section 2.1 of this Agreement.

     Section 2.3.  Establishment of Escrow.  (a)  Ten percent (10%) of the
                   -----------------------
aggregate Merger consideration to be paid pursuant to Section 2.1(c) by InterCept and Buyer shall be delivered at Closing to First Union National Bank (the "Escrow Agent"), which shall hold such shares (the "Escrow Shares") in escrow (the "Escrow") pursuant to the terms of the Escrow Agreement in the form of Exhibit 2.3(a) (the "Escrow Agreement").
   --------------

          (b) Prior to the Effective Time on the Closing Date, InterCept, the Escrow Agent, and the Shareholder Representative (as defined in the Escrow Agreement) shall enter into the Escrow Agreement in order to establish terms and conditions regarding the use of Escrow Shares to satisfy indemnification pursuant to Article 10 of this Agreement. Approval of this Agreement by the Shareholders whether at a meeting or by unanimous written consent shall constitute approval of the establishment of the Escrow contemplated by the Escrow Agreement and the appointment of the Escrow Agent and the Shareholder Representative. At the Effective Time, InterCept shall deliver to the Escrow Agent that number of Escrow Shares in accordance with the provisions of Sections
2.1 and 2.3 of this Agreement.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------
                             AND THE SHAREHOLDERS
                             --------------------

     The Company and the Shareholders, jointly and severally, hereby represent and warrant to Buyer and InterCept as follows:

     Section 3.1.  Authorization; Organization.
                   ---------------------------

          (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition, financial or otherwise (a "Material Adverse Effect").

          (b) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein and in the Articles of Merger, the Plan of Merger, and all other documents and agreements executed in connection herewith and therewith (collectively, the "Merger Documents"). The Board of Directors of the Company and the Shareholders have unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

          (c) This Agreement has been duly and voluntarily executed and delivered by each of the Shareholders and the Company and constitutes the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Company's Articles of Incorporation or Bylaws, any law or statute or any order, judgment or decree by which the Company is bound by name or any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected.

          (e) The Company's Articles of Incorporation, Bylaws and stock book and, in all material respects, its minute books are complete and correct and contain all amendments thereto to date, a record of all corporate proceedings of the Company, and a record of all stock issuances and transfers of the Company.

          (f) The Company has no subsidiaries and never has had any subsidiaries, and the Company does not conduct and never has conducted any business under any trade name or other fictitious name.

          (g) The Company is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Company or its assets or is similar to or competitive with the business.

          (h) The Shareholders are the sole record and beneficial owners of the Company Common Stock, and, except as set forth on Schedule 3.1(h), such Company
                                                  ---------------
Common Stock is free and clear of all mortgages, liens, pledges, security interests, charges, proxies, claims, restrictions, options and encumbrances of any nature whatsoever (collectively, "Liens"). The Shareholders each have the full legal right, power and authority to vote the shares of Common Stock held by them. The Shareholders have not transferred or assigned any right, power or authority with respect to the Shareholder Shares to any other person or entity.

     Section 3.2.  Capitalization; Structure.
                   -------------------------

          (a) The authorized capital stock of the Company consists of (i) 10,000,000 authorized shares of Common Stock, of which 2,000,000 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, and are all fully paid and nonassessable. No shares of the Company's capital stock have been issued in violation of any preemptive rights, any rights of first refusal or any similar restrictions. There are no: (i) outstanding options (including phantom options), warrants or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of the Company; (ii) securities convertible into, exchangeable for or evidencing the right to purchase any such shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, transfer or voting of such shares, any such convertible or exchangeable securities or any such options, warrants or rights.

          (b) All transactions whereby the Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with this Agreement have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     Section 3.3.  Financial Statements.  Attached hereto as Exhibit 3.3(a) is a
                   --------------------                      --------------
true and complete copy of the compiled financial statements of the Company at and for the periods ending December 31, 1998 and December 31, 1997 (collectively, the "Financial Statements").

     The Financial Statements:

          (a) have been prepared from, and are in accordance with, the books and records of the Company;

          (b) fairly present the financial position, results of operations and cash flows of the Company as of and for the periods set forth therein; and

          (c) have been prepared on a cash basis throughout the indicated periods.

     Section 3.4.  Undisclosed Liabilities.
                   -----------------------

          (a) Other than as shown on Schedule 3.4(a), the Company has no
                                     ---------------
material liabilities or obligations of any nature, known or unknown (whether accrued, absolute, contingent or otherwise).

          (b) Since the Company's inception, the Company has conducted its business only in the normal course and has not:

              (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or prospects of the Company, or suffered any deterioration in the operating condition of any physical assets of the Company, normal wear and tear excepted;

              (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

              (iii) increased, or made any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

              (iv) made any change in the method of valuing assets included in the Financial Statements;

              (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

              (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than by payment, discharge or satisfaction in the ordinary course of business;

              (vii) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

              (viii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

              (ix) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

              (x) declared or paid any dividend or distribution on or in respect of the Common Stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness;

              (xi) experienced any strike, walkout, similar labor trouble or other similar event; or

              (xii) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business and consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Employee Plans, as defined in Section 3.17 below) to which any of them may be entitled, or made any payments to any Employee Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Employee Plan.

     Section 3.5. Properties.  The Company has good and marketable title to, or
                  ----------
holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title or Liens as
(a) are set forth in Schedule 3.5 hereof, (b) are reflected or reserved against
                     ------------
in the Financial Statements, or (c) arise out of taxes or general or special assessments which are not yet due and payable or are not in default and payable without penalty or interest. The real and personal property owned, leased or licensed by the Company constitutes all real or personal property that is material to and necessary for the operation of its business as currently conducted.

     Section 3.6. Litigation.  There are no suits, claims, investigations or
                  ----------
proceedings pending or, to the knowledge of each Shareholder, threatened against the Company, its officers or directors in their capacities as officers or directors, any Shareholder or any other person or entity for whom the Shareholders or the Company may be vicariously liable at law or in equity. The Shareholders are not subject to, and the Company is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority in which any of them is named.

     Section 3.7. Intellectual Property.  The Company conducts an active
                  ---------------------
business using proprietary application software products and systems and provides internet banking and integrated voice response (telephone banking) services utilizing such products and systems (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Programs and Documentation are listed in Schedule 3.7 hereto.
                                                      ------------

          (a)  Ownership. Except as set forth in Section 3.9, the Company owns
               ---------
all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all
                                             --------------
patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

          (b)  Procedures for Copyright Protection. Schedule 3.7(b) sets forth
               -----------------------------------  ---------------
the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

          (c)  Procedures for Trade Secret Protection. The Company has never
               --------------------------------------
disclosed its source code to a third party other than the consultants identified in Schedule 3.7(c), each of which has executed a nondisclosure agreement in
   ---------------
favor of the Company, and discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence, and the Company has not taken (nor has it failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

          (d)  Ownership of Software.  All persons who have contributed to or
               ---------------------
participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software.

          (e)  Absence of Claims.  Except as set forth in Schedule 3.7(e), no
               -----------------                          ---------------
claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). The use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Schedule 3.7(a) does not infringe the rights of any
                         ---------------
person, and no claim has been asserted that the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Company or any third party.

     Section 3.8.  Adequacy of Technical Documentation.  The Software includes
                   -----------------------------------
the source code, system documentation, statements of principles of operation, and schematics for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes any program (including compilers), workbenches, tools, and higher level language used for the development, maintenance and implementation of a Software Program.

     Section 3.9.  Third-Party Components in Software.  The Company has validly
                   ----------------------------------
obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Schedule 3.9, subject to no further license fee, royalty
                        ------------
or other payment obligations, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     Section 3.10. Third-Party Interests or Marketing Rights in Software.  The
                   -----------------------------------------------------
Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Schedule
                                                                       --------
3.10.  There are no contracts, agreements, licenses, commitments or arrangements
----
in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Schedule 3.10.
                                                         -------------

     Section 3.11. Licenses.  The Company has all government licenses, consents,
                   --------
permits, franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted. No proceeding is pending or threatened seeking the revocation or suspension of any License.

     Section 3.12. Compliance with Laws.  The Company's business has been
                   --------------------
operated and maintained in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. There is not outstanding and, to the Shareholders' best knowledge, there are no threatened orders, writs, injunctions, or decrees of any court, governmental agency, or arbitration tribunal against Company affecting, involving, or relating to its business or assets. The Company is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to its business or assets except where noncompliance has no Material Adverse Effect on the Company (including under ownership by InterCept) or the Company's assets, and neither the Company nor any Shareholder has received any notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, environmental laws and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     Section 3.13.  Insurance.  Schedule 3.13 lists all policies of casualty,
                    ---------   -------------
liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or has been insured since inception of the Company and includes for each policy in effect the period through which premiums have been paid. All of the policies indicated as in force in Schedule 3.13 are in
                                                         -------------
full force and effect and no notice of cancellation has been received with respect thereto and are sufficient for compliance in all material respects with all requirements of law and all agreements to which the Company is a party.

     Section 3.14.  Material Contracts. Schedule 3.14 lists the following
                    ------------------  -------------
agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:

          (a) all contracts which involve future obligations on the part of the Company in an aggregate amount during any 12 month period exceeding $10,000 in the case of purchase orders and commitments or $5,000 in the case of any other type of contract;

          (b) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

          (c)  all real estate leases;

          (d) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $5,000 or more;

          (e) all powers of attorney, guarantees, suretyships or similar agreements given by the Company; and

          (f) all other written material agreements to which any Shareholder is a party or to which the Shareholder's Company Common Stock may be or become subject.

          Each contract set forth in Schedule 3.14 is valid, binding and enforceable in accordance with its terms, and neither the Company nor any other party to any such contract is in material breach or material default of the express written terms of such contracts.

     Section 3.15.  Brokers, Finders, etc.  Neither the Shareholders nor the
                    ---------------------
Company have employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.16.  Taxes.
                    -----

          (a)  Filing of Tax Returns. Except as set forth on Schedule 3.16(a),
               ---------------------                         ----------------
the Company has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects.

          (b)  Payment of Taxes.  All Taxes that are due and payable by the
               ----------------
Company (whether or not shown on any return) before the date hereof have been paid. To the extent required by GAAP, an adequate reserve has been established on the Financial Statements for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not required under GAAP to reserve for any liability for Taxes in excess of the reserves so established. No portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.

          (c)  Audit History.  Except as set forth in Schedule 3.16(c):
               -------------                          ----------------

               (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;

               (ii) the Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

               (iii) the Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.

          (d)  Withholding Taxes.  The Company has withheld and paid all Taxes
               -----------------
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (e)  Tax Sharing or Allocation Agreements. The Company is not a party
               ------------------------------------
to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)  Prior Affiliated Groups.  The Company has never been a member of
               -----------------------
an affiliated group of corporations, within the meaning of Section 1504 of the Code (as hereinafter defined).

          (g)  Taxes. For purposes of this Agreement, "Taxes" shall mean all
               -----
federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, gross receipts, excise, employment, or withholding taxes, including interest, penalties and additions in connection therewith.

     Section 3.17. Pension and Employee Benefit Plans.
                   ----------------------------------

          (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

               (i)  "Code":  The Internal Revenue Code of 1986, as amended,
                     ----
     together with the regulations promulgated thereunder;

               (ii) "Employee Plans":  All plans, programs, arrangements,
                     --------------
     practices or contracts pursuant to which the Company provides or is obligated to provide or has within the last six years been obligated to provide, directly or indirectly, benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:

                    (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, employment contract, arrangement or practice;

                    (B) ERISA plans -- any Pension Plan or Welfare Plan, as defined in Section 3 of ERISA, including but not limited to any multi-employer plan, defined benefit pension plan, profit sharing plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical hospitalization, accident, sickness, disability, severance pay or life insurance benefits; and

                     (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;

               (iii) "ERISA":  The Employee Retirement Income Security Act of
                      -----
     1974, as amended, and the rulings and regulations thereunder; and

               (iv)  "ERISA Affiliate":  A corporation that is or was a member
                      ---------------
     of a controlled group of corporations with the Company or a trade or business that is under common control with the Company or which together with the Company is treated as a single employer, in each case within the meaning of Section 414 of the Code.

          (b)  Schedule 3.17 lists or describes all Employee Plans maintained or
               -------------
contributed to by the Company pursuant to which the Company provides benefits or compensation to or on behalf of employees or former employees of the Company. The Company has no ERISA Affiliates.

          (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of Forms 5500 and all other applicable reports.

          (d) To the extent any Employee Plan is subject to approval by any governmental agency, such Employee Plan has received such approval and such approval is current.

          (e) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

          (f) No Employee Plan has engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code), and the Company has not incurred, and does not reasonably expect to incur, any liability under Chapter 43 of the Code or Section 502 of ERISA with respect to any Employee Plan.

          (g) No ERISA Welfare Plan provides benefits to former employees of the Company, other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

          (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.

          (i) There is no requirement that the Buyer or InterCept make any further contributions to any Employee Plan after the date of this Agreement, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by the Buyer or InterCept in its sole discretion without liability of any kind or description whatsoever to Buyer, InterCept or any other person, entity or governmental agency.

          (j) The Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

     Section 3.18. Labor and Employment Matters.  Except to the extent set forth
                   ----------------------------
in Schedule 3.18:
   -------------

          (a) the Company is not a party to any collective bargaining agreements;

          (b) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor or unfair employment practices;

          (c) there is no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board or any court of law;

          (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Shareholders, threatened against the Company, and the Company has not experienced any organized work stoppage, organizational drive or other labor difficulty since its inception;

          (e) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Shareholders, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company, and to the knowledge of the Shareholders, no basis for any such claim exists; and

          (f) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending, or to the knowledge of the Shareholders, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company.

          (g)  Schedule 3.18(g) lists all employment, consulting, loan-out,
               ----------------
retainer or other contracts or agreements involving any person employed by the Company as an employee or independent contractor to which the Company is a party or by which it is bound. The Company is not and no other party to any such agreement or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor), nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

          (h)  Schedule 3.18(h) lists the names and current compensation levels
               ----------------
of all employees and consultants of the Company.

     Section 3.19.  Environmental Matters.
                    ---------------------

          (a) The operations of the Company comply, and have complied, in all respects with all applicable environmental laws.

          (b) The Company has obtained all environmental, health and safety permits, approvals, licenses and other authorizations necessary for the operation of the Company's business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all respects with all terms and conditions thereof.

          (c) The Company has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person, or for any such cleanup costs.

     Section 3.20.  Agreements Affecting Competition.  The Company is neither a
                    --------------------------------
party to nor bound by any agreement which presently restricts or precludes the Company or any present or future affiliate of the Company from conducting any business anywhere in the world, or upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     Section 3.21.  Transactions with Related Parties.  Except a set forth on
                    ---------------------------------
Schedule 3.21, in connection with customary transactions in the ordinary course
-------------
of business, no officer, director or shareholder of the Company or any relative or affiliate thereof:

          (a)  owes money to the Company;

          (b)  has any claim against the Company;

          (c) has any interest in any property or assets used by the Company in its business;

          (d) has any benefits which are contingent on the transactions contemplated by this Agreement, other than as stated herein;

          (e) has any agreement with the Company that is not terminable by the Company without penalty or notice;

          (f) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

          (g) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

     Section 3.22.  Major Vendors and Customers.  Schedule 3.22 sets forth a
                    ---------------------------   -------------
list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $5,000 during calendar year 1997 or 1998.

     Section 3.23.  Absence of Certain Commercial Practices. Since the Company's
                    ---------------------------------------
inception, neither the Company, any of its directors, officers, agents, affiliates or employees, nor any other person acting on behalf of the Company or any shareholder, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     Section 3.24.  Accounts Receivable.  Schedule 3.24 is a complete and
                    -------------------   -------------
accurate schedule of the accounts receivable of the Company as of March 1, 1999, as reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after that date, arose from valid transactions in the ordinary course of business and will be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to counterclaim or setoff.

     Section 3.25.  Disclosure.  No representation, warranty, or statement made
                    ----------
by the Company or any Shareholder in this Agreement or in any document or certificate furnished or to be furnished to Buyer and InterCept pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to the Company and all Shareholders that are material to the financial condition, operation, or prospects of the Company's business and assets have been disclosed to Buyer and InterCept.

     Section 3.26.  Year 2000.  The Software is designed to be used after
                    ---------
February 28, 1999, and during, and after the calendar year 2000 AD, and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year (the "Year 2000 issue"). The Company's internal systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue. Copies of any certificates or warranties made by or given to the Company regarding the Year 2000 issue are attached to this Agreement as Schedule 3.26.
             -------------

     Section 3.27.  Shareholders' Additional Representations.  To induce the
                    ----------------------------------------
Buyer and InterCept to enter into this Agreement, each Shareholder represents and warrants to the Buyer and InterCept as follows:

          (a) Such Shareholder has the right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by such Shareholder and is entered into voluntarily without promise or benefit other than as set forth herein; and this Agreement constitutes such Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms.

          (b) Such Shareholder owns, of record and beneficially, valid title to his respective Shareholder Shares, and such shares are free and clear of all Liens, Claims (as defined below) and encumbrances. Other than the Company Common Stock owned by each Shareholder, such Shareholder does not own, beneficially or of record, or have any right to acquire, now or in the future, any shares of Common Stock or other securities of any kind of the Company. The execution, delivery and performance of this Agreement by such Shareholder will not conflict with or result in a breach of any agreement, instrument, order, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of its material assets. The execution, delivery and performance of this Agreement by such Shareholder does not require the consent or approval of any third party or governmental agency or authority which has not been obtained (and a copy of which is attached hereto).

          (c) Each Shareholder represents and warrants that the Company generally has good relationships with its customers and that such Shareholder has no reason to believe that any of those customers would not be agreeable to consider entering into item or data processing contracts with Buyer or its affiliates.

          (d) Each Shareholder hereby represents and warrants that he or she is not aware as of the date hereof of any claim (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of any name and nature that such Shareholder may have, or which such Shareholder is aware may arise in the future against InterCept, Buyer or any of their subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives or affiliates.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF BUYER AND INTERCEPT
             -----------------------------------------------------

     The Buyer and InterCept hereby represent and warrant to the Company and the Shareholders as follows:

          (a)  Corporate Existence.  Buyer is a corporation duly organized,
               -------------------
validly existing and in good standing under the laws of the State of Georgia. InterCept is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

          (b)  Corporate Power and Authorization.  Buyer and InterCept have the
               ---------------------------------
corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer and InterCept have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and InterCept and constitutes the legal, valid and binding obligation of Buyer and InterCept enforceable against them in accordance with its terms.

          (c)  Validity of Contemplated Transactions, etc.  The execution,
               ------------------------------------------
delivery and performance of this Agreement by Buyer and InterCept does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Buyer or InterCept is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer or InterCept, (c) the charter documents or By-Laws of, or any securities issued by, Buyer or InterCept, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer or InterCept is a party or by which either is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or InterCept.

          (d)  Broker's or Finder's Fees.  Neither InterCept nor Buyer has
               -------------------------
authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                             INTENTIONALLY OMITTED

                                   ARTICLE 6
                    COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------

     Section 6.1   Shareholder Approved by Unanimous Consent.  By signing this
                   -----------------------------------------
Agreement, each Shareholder agrees that he or she is evidencing his or her approval in all respects to the transactions contemplated by this Agreement. Each Shareholder will use his or her best efforts to obtain unanimous approval of the Merger and shall not take any action to encourage any shareholder of the Company to vote its shares against the Merger or to assert dissenter's rights. The Company will furnish to each Shareholder a notice of his rights to dissent from the Merger under the TBCA and to demand an appraisal of his shares of Company Common Stock and shall provide InterCept with a copy of such notice prior to the Closing Date. Each of the Shareholders (i) hereby waives his or her dissenters' appraisal and other rights, if any, to object to the Merger and the transaction contemplated by this Agreement under the TBCA.

     Section 6.2.  Affiliates.  On the Closing Date, the Company shall deliver
                   ----------
to InterCept copies of letter agreements, each substantially in the form of
Exhibit 6.2, executed by all directors, executive officers, the Shareholders and
-----------
by any other person who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act") providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock held by such "affiliate" and the shares of InterCept Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of InterCept Common Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder; and (ii) during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interest accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission (the "SEC"). The certificates of InterCept Common Stock issued to "affiliates" of the Company will bear an appropriate legend reflecting the foregoing and InterCept shall be entitled to issue stop orders to the transfer agent for InterCept Common Stock consistent with the terms of such letters. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of InterCept and the Company within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

     Section 6.3. Pooling of Interests. Each party shall use all commercially reasonable efforts and shall in good faith attempt to cause the Merger to qualify for pooling-of-interests accounting treatment. Each party represents and warrants that its past transactions status conform to the conditions set forth in Exhibit 6.3 hereto and covenants that it has no planned transactions that
   -----------
contrary to any of the conditions set forth in Exhibit 6.3.
                                               -----------

     Section 6.4. Employee Benefit Plans

     Notwithstanding anything in this Agreement to the contrary, the Company and the Shareholders do hereby agree and covenant that, (i) as of the Closing, the Company shall sponsor no Benefit Plan or Applicable Benefit Plan (defined hereinafter); and (ii) as of the Closing, the Company shall not have any liability, or responsibility to act or omit to act in any regard, in relation to any Benefit Plan or Applicable Benefit Plan. Shareholders shall indemnify the Company (or Buyer as its successor) for the payment of all costs of coverage, administrative, and other fees, costs, expenses and other charges incurred by Buyer or by InterCept related to each and every "group health plan" (within the meaning of Internal Revenue Code of 1986, as amended ("Code"), section 4980B(g)(2)) relating to the Company with respect to coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for or with respect to employees (and their applicable dependents) of the Company, including those whose employment terminated or is terminated, for any reason or no reason, at any time on or before the Closing. Intercept, Buyer and their respective legal counsel shall be entitled to obtain any and all documents and other information (whether written or unwritten), from any and all persons and entities, relating to one or more of the Applicable Benefit Plans. For purposes of this Section 6.4, the phrase "Benefit Plan" shall include, without limitation, (i) each pension, retirement, profit-sharing, cash or deferred, deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other or similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees' beneficiary association, fringe benefit plan, and other or similar plan, program or other arrangement, agreement or understanding, including, without limitation, each "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The phrases "Applicable Benefit Plan" and "Applicable Benefit Plans" shall include, without limitation, (i) each and every Benefit Plan which, at any time up to the Closing, was sponsored by, was contributed to or required to be contributed to by, or was otherwise connected with, the Company.

     Section 6.5. Agreements regarding Employee Benefits. Immediately following the Effective Time, InterCept or one of its subsidiaries (the "InterCept Companies") shall provide to those persons who were employees of the Company at the Effective Time employee benefits under employee benefit plans of the InterCept Companies on terms and conditions which are comparable to those currently provided by the InterCept Companies to their similarly situated employees. Company employees will be given credit for employment with the Company, for purposes of eligibility only, related to participation under Intercept's 401(k) Plan. Coverage of Company employees under the InterCept health plan will not be limited by pre-existing conditions to any greater extent than is applicable to the Company's employees under the Company health plan immediately prior to the Effective Time. Nothing contained herein shall be construed to entitle any person not a party hereto to any third party benefit or other rights with respect to Company employees or their dependents.

                                   ARTICLE 7
          CONDITIONS PRECEDENT TO BUYER'S AND INTERCEPT'S OBLIGATIONS
          -----------------------------------------------------------

     The obligations of Buyer and InterCept to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger. The Buyer and InterCept may waive any or all of these conditions in whole or in part without prior notice; provided, however, that except to the
                                       --------  -------
extent, if any, that such waiver constitutes an election of remedies under Georgia law, no such waiver of a condition shall constitute a waiver by the Buyer or InterCept of any of their other rights or remedies, at law or in equity, if the Company or the Shareholders shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 7.1.  Accuracy of Representations.  The representations and
                   ---------------------------
warranties of the Company and the Shareholders in this Agreement or any Schedule hereto or in any written statement delivered by them at the Closing to the Buyer or InterCept under this Agreement shall be true in all material respects as of the date hereof.

     Section 7.2.  Performance of Company and Shareholders. The Company and the
                   ---------------------------------------
Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

     Section 7.3.  Material Changes. During the period from December 31, 1998 to
                   ----------------
the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

     Section 7.4.  Absence of Litigation. No action, suit or proceeding before
                   ---------------------
any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 7.5.  Certificates of the Company and Shareholders.  The Buyer and
                   --------------------------------------------
InterCept shall have received certificates, dated the Closing Date, signed by the Company and the Shareholders, certifying that the conditions specified in Sections 7.1, 7.2, 7.3 and 7.4 have been fulfilled.

     Section 7.6.  Corporate Approval.  The execution and delivery of this
                   ------------------
Agreement by the Company, and the performance of its covenants and obligations hereunder, shall have been duly authorized by the Company's Board of Directors and its shareholders, and the Buyer and InterCept shall have received copies of all resolutions or consents pertaining to those authorizations, certified by the Secretary of the Company.

     Section 7.7.  Approvals.  This Agreement and the transactions contemplated
                   ---------
hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies and other third parties (including lenders and lessors) required to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.

     Section 7.8.  Employment Agreements.  At or prior to Closing, Caldwell and
                   ---------------------
Hollingsworth shall have entered into employment agreements substantially in the form attached hereto as Exhibit 7.8, the effectiveness of which shall be
                        -----------
expressly contingent upon the occurrence of Closing.

     Section 7.9.  Opinion of Counsel.  InterCept shall have received an
                   ------------------
opinion of Phillips, Howard and Grubb, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth on Exhibit 7.9.
                     -----------

     Section 7.10. Pooling.  Management of InterCept and Buyer shall have
                   -------
reasonably satisfied itself on or prior to Closing that the Merger will qualify for pooling-of-interests accounting treatment.

     Section 7.11. Escrow Agreement.  The Shareholders shall have executed
                   ----------------
and delivered the Escrow Agreement in the form attached hereto as Exhibit
                                                                  -------
2.3(a).
------

     Section 7.12. Cancellation Agreements.  At Closing, Caldwell shall
                   -----------------------
deliver to InterCept any and all documents, agreements and certificates evidencing (i) the cancellation of the note in referenced in Section 2.1(d)(i), and (ii) the cancellation of the principal amount of $30,000 due to Caldwell from the inception of the Company referenced in Section 2.1(d)(ii).

     Section 7.13. Registration Rights Agreement.  The Company shall have
                   -----------------------------
executed and delivered a Registration Rights Agreement in favor of the Shareholders providing for "piggyback" registration rights only in the form attached hereto as Exhibit 7.13.
                   ------------

     Section 7.14.  Nonsolicitation and Confidentiality Agreements.  At or prior
                    ----------------------------------------------
to Closing, Jones and Jarra Keskessa shall have entered into a nonsolicitation and confidentiality agreement substantially in the form attached hereto as
Exhibit 7.14, the effectiveness of which shall be expressly contingent upon the
------------
occurrence of Closing.

                                   ARTICLE 8
                   CONDITIONS PRECEDENT TO THE COMPANY'S AND
                   -----------------------------------------
                         THE SHAREHOLDER'S OBLIGATIONS
                         -----------------------------

     The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Company and the Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by the Company or the Shareholders of any of their other rights or remedies, at law or at equity, if the Buyer or InterCept shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 8.1.  Accuracy of Representations. The representations and
                   ---------------------------
warranties by the Buyer and InterCept in this Agreement or in any written statement delivered to the Company under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

     Section 8.2.  Performance of Buyer and InterCept. The Buyer and InterCept
                   ----------------------------------
shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     Section 8.3.  Absence of Litigation. No action, suit or proceeding before
                   ---------------------
any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 8.4.  Certificates of the Buyer. The Company shall have received a
                   -------------------------
certificates, dated the Closing Date, signed by the Buyer's and InterCept's president or vice president and secretary or assistant secretary, certifying that the conditions specified in Sections 8.1, 8.2 and 8.3 have been fulfilled.

     Section 8.5.  Corporate Approval. The execution and delivery of this
                   ------------------
Agreement by the Buyer and InterCept and the performance of their respective covenants and obligations hereunder, shall have been duly authorized by the Board of Directors of Buyer and InterCept and the sole shareholder of Buyer. The Shareholders and the Company shall have received copies of all resolutions pertaining to these authorizations, certified by their respective corporate secretaries.

     Section 8.6.  Third Party Approvals. This Agreement and the transactions
                   ---------------------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies required to consummate the transactions, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect on the financial condition, results of operation or business of the Company.

     Section 8.7.  Employment Agreements. At or prior to Closing, Caldwell and
                   ---------------------
Hollingsworth and Buyer shall have entered into employment agreements substantially in the form attached hereto as Exhibit 7.8, the effectiveness of
                                                     ---
which shall be expressly contingent upon the occurrence of Closing.

                                   ARTICLE 9
                                    CLOSING
                                    -------

     Section 9.1.  Time and Place of Closing.  The closing ("Closing") of the
                   -------------------------
transactions contemplated hereunder shall take place as soon as practicable on execution and delivery of this Agreement on such date as the parties shall agree, but in no event later than March 9, 1999 ("Closing Date"), and effective as of the Effective Time. The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, Suite 1400, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta Time, on the Closing Date.

     Section 9.2.  Deliveries by the Company.  At the Closing, the Company and
                   -------------------------
the Shareholders shall deliver to Buyer and InterCept:

          (a) stock certificates evidencing all of the shares of Company Common Stock, canceled or duly endorsed in blank or with stock powers endorsed in blank;

          (b) Articles of Incorporation of the Company, certified by the Secretary of State of the State of Tennessee, and a true and correct copy of the Bylaws of the Company, certified as of the Closing Date by the Secretary of the Company;

          (c) good standing certificates relating to the Company from the State of Tennessee and each other jurisdiction in which the Company is qualified to conduct business;

          (d) the corporate seal and all stock ledgers and minute books of the Company in existence as of the Closing, accompanied by a certificate of the Secretary of the Company certifying that the stock ledgers and minutes books are, to the best of his information and belief, true, correct and complete as of the Closing Date;

          (e) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by the Company;

          (f) a Secretary's Certificate attesting to the incumbency of the officers of the Company executing this Agreement and the other certificates and agreements delivered by the Company at the Closing; and

          (g) the documents and instruments referred to in Article 7 hereof.

     Section 9.3.  Deliveries by Buyer and InterCept.  At the Closing, Buyer and
                   ---------------------------------
InterCept shall deliver to the Company:

          (a) a Secretary's Certificate attesting to the incumbency of the officers of Buyer and InterCept executing this Agreement and the other certificates and agreements delivered by Buyer and InterCept at the Closing;

          (b) resolutions of the Board of Directors of Buyer and the acquisition committee of the Board of Directors of InterCept authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the respective Secretary of Buyer and InterCept;

          (c) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by Buyer and InterCept, as applicable; and

          (d) the documents and instruments referred to in Article 8 hereof.

     Section 9.4.  Post Closing Deliveries and Power of Attorney.  The
                   ---------------------------------------------
Shareholders, InterCept and Buyer agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement.

                                   ARTICLE 10
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

     Section 10.1. Survival.  The respective representations and warranties
                   --------
contained in this Agreement will survive execution and delivery of this Agreement and Closing and shall remain in full force and shall not be affected by any investigations by the parties prior to the Effective Time subject to the limitations set forth herein.

     Section 10.2. Indemnification.
                   ---------------

          (a) Indemnification by Shareholders. Subject to the terms of this
              -------------------------------
Article 10, the Shareholders hereby severally, but not jointly, covenant and agree to indemnify, defend, save and hold harmless Buyer, InterCept and the Company and their respective officers, directors, employees, agents, affiliates or any of their respective successors, assigns or personal representatives (collectively, the "Buyer Indemnified Parties"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by the Buyer Indemnified Parties which arise out of or result from:

               (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by the Shareholders in this Agreement;

               (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of the Shareholders in connection with this Agreement;

               (iii) the continued existence after the execution of this Agreement of any Lien violation of this Agreement;

               (iv) any guaranty or other material liability of the Company not otherwise disclosed hereunder or in any Schedule hereto; or

               (v) any claim alleging misconduct of, by or under the control of the Company or any Shareholder with respect to actions taken related to the Company which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

          (b) Indemnification by Buyer and InterCept. Subject to the terms of
              --------------------------------------
this Article 10, Buyer and InterCept hereby covenant and agree to indemnify, defend, save and hold harmless the Shareholders and their respective successors, representatives, trustees and permitted assigns from and against any Indemnifiable Damages suffered by them which arise out of or result from:

               (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Buyer or InterCept in this Agreement;

               (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of Buyer or InterCept in connection with this Agreement; or

               (iii) any claim alleging misconduct of, by or under the control of the InterCept, the Buyer or any individual acting in a representative capacity on behalf of InterCept and/or Buyer, which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

          (c) Limitations on Amount. None of InterCept, Buyer or the
              ---------------------
Shareholders will have liability (for indemnification or otherwise) with respect to the matters described in clause 10.2(a) or 10.2(b) or for any other matter unless and until the total of all damages with respect to such matters exceeds $25,000. However, this provision in Section 10.3(c) will not apply to any breach of any of the representations and warranties of the Company, the Shareholders, InterCept or the Buyer where said party had knowledge at any time prior to the date on which such representation or warranty is made that the representation or warranty was not accurate. Further, the provisions of this Section 10.3(c) will not apply to an intentional breach by either the Buyer, InterCept or the Shareholders of any covenant or obligation.

     Section 10.3.  Procedure for Third-Party Claims.
                    --------------------------------

          (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party in accordance with the terms of the Escrow Agreement. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation in the case of a third-party claim against the indemnified party.

          (b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

               (i) the employment has been specifically authorized by the indemnifying party in writing;

               (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

               (iii) the named parties to any action (including any impleaded parties) include the Buyer, InterCept and/or the Company and the Shareholders, and the indemnified party has been advised by such counsel that representation of Buyer, InterCept and/or the Company and Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

          (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. All Notices of Claim for general contingencies must be delivered within the time frame permitted by the Escrow Agreement for the party making such claim(s) to collect from the Escrow Fund, as defined in the Escrow Agreement. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense.

                                   ARTICLE 11
                                OTHER AGREEMENTS
                                ----------------

     Section 11.1.   Effective Date.  Notwithstanding the actual date of
                     --------------
execution and delivery of this Agreement, the parties agree that, for all purposes (including legal, tax and accounting), this Agreement shall be deemed dated and effective as of March 9, 1999.

     Section 11.2.   Arbitration.  Any dispute, controversy or claim arising
                     -----------
out of or relating to this Agreement or any other related Merger Documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the rules of the American Arbitration Association in force at the time. Termination or limitation of the Buyer's or InterCept's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that the Buyer and/or InterCept shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending, and, further except that the Shareholders, the Company, InterCept, Buyer, or any one or combination thereof, shall be entitled to seek judicial remedies to enforce any award made pursuant to such arbitration.

                                   ARTICLE 12
                                 MISCELLANEOUS
                                 -------------

     Section 12.1.   Integration; Severability.  This Agreement represents the
                     -------------------------
entire understanding of the Company, Buyer, InterCept and the Shareholders with respect to the subject matter hereof and there are no other written or oral agreements or understandings between the parties with respect thereto. If for any reason any term, provision or portion thereof of this Agreement is held to be unenforceable, invalid or illegal, such provision or portion thereof shall be deemed modified to the minimum extent necessary to make such provision consistent with the applicable law and the remaining portions and provisions of this Agreement shall continue in full force and effect thereafter.

     Section 12.2.   Intentionally Omitted.
                     ---------------------

     Section 12.3.   Expenses.  All legal, accounting and other costs and
                     --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 12.4.   Notices.  All notices hereunder shall be sufficiently given
                     -------
for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as follows:

     To the Shareholders:

            Jack Caldwell
            1579 Coleherne Cove
            Collierville, TN 38017

            Kevin Jones
            668 Rozelle
            Memphis, TN 38104

            Janet Hollingsworth
            8785 Dexter
            Cordova, TN 38018

            Steve White
            286 Bellhaven Street
            Memphis, TN 38117

            Janice Brown
            161 Richbriar
            Memphis, TN 38120

     with a copy to:

            Mimi Phillips, Esq.
            Phillips, Howard & Grubb
            Suite 800 - 22 North Front Street
            Memphis, Tennessee 38103

     To the Company:

            Direct Access Interactive, Inc.
            752 Walnut Knoll Lane
            Suite 101
            Cordova, Tennessee 38018
            Attn:  President
            Facsimile: (901) 751-3648

     To Buyer:

            DAI Acquisition Corp.
            c/o The InterCept Group, Inc.
            3150 Holcomb Bridge Road, Suite 200
            Norcross, Georgia 30071
            Attn: Donny R. Jackson, President and Chief Operating Officer
            Facsimile: (770) 248-9600

     To InterCept:

            The InterCept Group, Inc.
            3150 Holcomb Bridge Road, Suite 200
            Norcross, Georgia 30071
            Attn:  John W. Collins, Chairman and Chief Executive Officer
            Facsimile: (770) 248-9600

            With a copy to:

            Susan L. Spencer, Esq.
            Nelson Mullins Riley & Scarborough, L.L.P.
            First Union Plaza - Suite 1400
            999 Peachtree Street, N.E.
            Atlanta, Georgia 30309
            Facsimile:  (404) 817-6151


     Section 12.5.  Public Announcements.  No Shareholder shall make any
                    --------------------
public announcement or other public disclosure regarding this Agreement or its terms without the consent of the Buyer or InterCept except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, shareholders and relevant governmental agencies as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement.

     Section 12.6.  Invalidity of any Part.  In any provision or part of this
                    ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

     Section 12.7.  Remedies.  Each of the parties acknowledges that money
                    --------
damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

     Section 12.8.  Assistance of Counsel.  Each party hereto acknowledges
                    ---------------------
that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     Section 12.9.  Governing Law and Jurisdiction.  This Agreement shall be
                    ------------------------------
interpreted and enforced construed in accordance with the laws of the State of Georgia (excluding conflict of laws principles). The Shareholders consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement or any other documents or agreements contemplated hereby. The Shareholders agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any Shareholder against Buyer or InterCept or any of their affiliates (including the Releasees) in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     Section 12.10. Assignment; Amendments; Binding Agreement.  The
                    -----------------------------------------
Shareholders may not assign any of their rights or responsibilities hereunder without the prior written consent of the Buyer or InterCept; any attempted assignment without such prior written consent of the Buyer or InterCept shall be null and void. No amendment or modification of this Agreement shall be binding unless the same shall be in writing and executed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, representatives, receivers, trustees and permitted assigns.

     Section 12.11. Counterparts; Facsimiles.  This Agreement may be executed
                    ------------------------
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.


                        [Signatures Appear on Next Page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and as applicable its corporate seal to be hereunto affixed and attested by officers thereunto as of the date and year first above written.


ATTEST:                              DAI Acquisition Corp.


By:   /s/ Scott R. Meyerhoff         By:  /s/ Donny R. Jackson
    ---------------------------          --------------------------
Its: Secretary                              Name:  Donny R. Jackson
    ---------------------------             Title: President


ATTEST:                              The InterCept Group, Inc.

By:   /s/ Scott R. Meyerhoff
    ---------------------------      By:  /s/ Donny R. Jackson
Its: Secretary                           --------------------------
    ---------------------------             Name:  Donny R. Jackson
                                            Title: President and Chief
                                                   Operating Officer

ATTEST:                              Direct Access Interactive, Inc.

By:   /s/ Kevin Jones                By:  /s/ Jack Caldwell
    ---------------------------          --------------------------
Its:  President                             Name:  Jack Caldwell
    ---------------------------             Title: Chairman and
                                                   Chief Executive Officer


                                     Shareholders


State of     Georgia                  /s/ Jack Caldwell
        -----------------------      ------------------------------
                                     Jack Caldwell
County of    Fulton
         ----------------------

The foregoing instrument was acknowledged before me this 9/th/ day of March, 1999, by Jack Caldwell. Witness my hand and official seal.

 /s/ Sharon Jessie
-------------------------------
Notary Public
My commission expires:10/24/99
                      --------
[Affix Notarial Seal]

State of     Georgia                 /s/ Kevin Jones
        -------------------------    ------------------------------
                                     Kevin Jones
County of    Fulton
         ------------------------

The foregoing instrument was acknowledged before me this 9/th/ day of March, 1999, by Kevin Jones. Witness my hand and official seal.

 /s/ Sharon Jessie
---------------------------------
Notary Public
My commission expires: 10/24/99
                      -----------

[Affix Notarial Seal]

State of     Tennessee               /s/ Janet Hollingsworth
        -------------------------    ------------------------------
                                     Janet Hollingsworth
County of    Shelby
         ------------------------

The foregoing instrument was acknowledged before me this 8/th/ day of March, 1999, by Janet Hollingsworth. Witness my hand and official seal.

 /s/ Sharon D. Brown
---------------------------------
Notary Public
My commission expires: 1/25/2000
                      -----------

[Affix Notarial Seal]

State of     Tennessee               /s/ Steve White
        -------------------------    ------------------------------
County of    Shelby                  Steve White
         ------------------------

The foregoing instrument was acknowledged before me this 8/th/ day of March, 1999, by Steve White. Witness my hand and official seal.

 /s/ Sharon D. Brown
---------------------------------
Notary Public
My commission expires: 1/25/2000
                      -----------

[Affix Notarial Seal]

State of     Tennessee               /s/ Janice Brown
        --------------------------   ------------------------------
County of    Shelby                  Janice Brown
         -------------------------

The foregoing instrument was acknowledged before me this 8/th/ day of March, 1999, by Janice Brown. Witness my hand and official seal.

 /s/ Sharon D. Brown
----------------------------------
Notary Public
My commission expires: 1/25/2000
                      ------------

[Affix Notarial Seal]